Exhibit 99.1

FOR IMMEDIATE RELEASE
Date:	February 8, 2005
Contact:	Patricia E. Hoch, Corporate Secretary (717)920-5811 Fax: (717)920-1683

COMMUNITY BANKS, INC. DECLARES

FIRST QUARTER CASH DIVIDEND

Harrisburg, PA – Community Banks, Inc. (Listed on Nasdaq: CMTY) The Board of Directors of Community Banks, Inc. (Community), the parent company of CommunityBanks has declared a quarterly cash dividend of $.17 per share payable April 1, 2005 to shareholders of record on March 17, 2005.

Community recently announced earnings for the year and fourth quarter ended December 31, 2004. Earnings per share for 2004 rose to a record $1.73 and reflected annual net income of $21.8 million. In the fourth quarter of 2004, Community announced the signing of a Definitive Agreement with PennRock Financial Services Corp. (PennRock), parent company of Blue Ball National Bank, to combine under Community’s charter. The combination is expected to be consummated near mid year 2005 following regulatory and shareholder approvals.

Community currently has nearly $2 billion in assets and 48 banking offices and nearly 100 ATMs throughout central and northeastern Pennsylvania and northern Maryland. In addition to banking and insurance services, Community offers complete trust, investment and settlement services.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community’s current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.